EXHIBIT 4.46

From	DVB Bank SE Platz der Republik 6 D-60325 Frankfurt Am Main Germany

To:	Navios Maritime Partners L.P. Trust Company Complex Ajeltake Road , Ajeltake Island Majuro, Marshall Islands, MH96960

Dated: 22nd March 2016

Dear Sirs

Loan agreement dated as of 31 July 2012 (as amended and supplemented by supplemental agreements dated 4 December 2012, 27 March 2013, 17 April 2014, 12 June 2015, 24 December 2015 and 8 January 2016, the “Loan Agreement”) and made between (1) Navios Maritime Partners L.P. of the Marshall Islands as Borrower, (2) DVB Bank SE and Commerzbank AG as Lenders, (3) DVB Bank SE as Joint-Arranger, Agent and Security Trustee and (4) Commerzbank AG as Joint-Arranger, Payment Agent and, Account Bank

We refer to the Loan Agreement. Terms defined in the Loan Agreement shall have the same meanings when used in this letter.

At your request the Lenders hereby agree that with effect from October 1st 2015, the Loan Agreement be amended by:

1.	deleting the definition of “Required Security Amount” in clause 1.2 thereof and replacing it with:

“Required Security Amount” means the amount in USD (as certified by the Agent and the Majority Lenders) which is at any relevant time (A) during the period commencing on 1 January 2016 and ending on 31 December 2016, one hundred and seventeen per cent (117%) of the Loan and (B) at all other times one hundred and forty per cent (140%) of the Loan”.;

2.	deleting clause 8.1.18 thereof and replacing it with:

“8.1.18 Financial Covenants of the Group

procure that

(a)	at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 2 to 1;

(c)	the Total Liabilities divided by the Total Assets shall be less than 75%; and

(d)	the Net Worth shall at all times be equal to or more than USD135,000,000

3.	deleting clause 8.3.11 thereof and replacing it with:

“8.3.11 Share capital and distribution

declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their partners, members or shareholders, as the case may be, except the Borrower may make any distributions to its partners only (i) if there has not occurred any Event of Default, (ii) no Event of Default would occur as a result of such payment and (iii) the Borrower has delivered to the Agent a Compliance Certificate in respect of the latest financial quarter of the Borrower in accordance with clause 8.1.8 and the same shows the Borrower to be in compliance with the following:

(a)	the Liquidity of the Group exceeds the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense is at least 5 to 1;

(c)	the Total Liabilities divided by the Total Assets are less than 65%; and

(d)	the Net Worth equals to exceeds USD250,000,000;”

Save for the amendments referred to above, the Loan Agreement and the other Security Documents shall continue in full force and effect in accordance with their respective terms.

This letter may be executed in any number of counterparts.

This letter shall be governed by, and construed in accordance with, English law.

Yours faithfully,

/s/ Ronan Le Du
RONAN LE DU for and on behalf of
DVB BANK SE as Agent for the Lenders

We hereby confirm our acceptance of and our agreement to the terms and conditions of the above letter.

Dated 22nd March 2016

/s/ Vasiliki Papaefthymiou
VASILIKI PAPAEFTHYMIOU
For and on behalf of
NAVIOS MARITIME PARTNERS L.P.

We on this 22nd day of March 2016 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and shall, without limitation, secure the Loan.

/s/ Vasiliki Papaefthymiou
VASILIKI PAPAEFTHYMIOU
For and on behalf of
NAVIOS MARITIME OPERATING L.L.C.
NAVIOS SHIPMANAGEMENT INC.
ALDEBARAN SHIPPING CORPORATION
ALEGRIA SHIPPING CORPORATION
AURORA SHIPPING ENTERPRISES LTD.
CHILALI CORP.
CUSTOMIZED DEVELOPMENT S.A.
FANTASTIKS SHIPPING CORPORATION
FELICITY SHIPPING CORPORATION
GALAXY SHIPPING CORPORATION
GEMINI SHIPPING CORPORATION
HYPERION ENTERPRISES INC.
JTC SHIPPING & TRADING LTD
KOHYLIA SHIPMANAGEMENT S.A.
LIBRA SHIPPING ENTERPRISES CORPORATION
ORBITER SHIPPING CORP.
PALERMO SHIPPING S.A.
PANDORA MARINE INC.
PROSPERITY SHIPPING CORPORATION
SAGITTARIUS SHIPPING CORPORATION
SURF MARITIME CO.

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